Exhibit 5.1

:

November 9, 2018

Rimini Street, Inc.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169

Re:	Rimini Street, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Rimini Street, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration for offer and resale from time to time by the selling securityholders named in the Registration Statement of up to 45,374,480 shares of the Company’s common stock, par value $0.0001 per share, (the “Shares”), and up to 6,062,500 warrants exercisable for shares of the Company’s common stock (the “Warrants” and together with the Shares, the “Securities”).

The Securities offered pursuant to the Registration Statement, in each case to be sold by the selling securityholders named in the Registration Statement, include (i) 10,986,556 outstanding shares of the Company’s common stock (the “Outstanding Shares”), (ii) (A) 8,625,000 shares of the Company’s common stock issuable upon exercise of certain outstanding warrants at $11.50 per share, (B) 6,062,500 shares of the Company’s common stock issuable upon exercise of certain outstanding warrants at $11.50 per share (including the initial issuance such shares upon the exercise of warrants and the subsequent resale of all such shares of common stock), and (C) 3,440,424 shares of the Company’s common stock issuable upon exercise of certain outstanding warrants at $5.64 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares of common stock) (the Shares issuable upon exercise of the warrants described in (ii)(A), (ii)(B), and (ii)(C) are collectively, the “Warrant Shares”), (iii) 16,260,000 shares of the Company’s common stock (collectively, the “Conversion Shares”) issuable upon the conversion of (A) shares of the Company’s 13.00% Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”), including payment-in-kind dividends payable thereon, or (B) the Company’s Convertible Secured Promissory Notes (the “Convertible Notes”), and (iv) 6,062,500 outstanding Warrants to purchase shares of the Company’s common stock.

November 9, 2018

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen certificates for the Securities and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                  The Outstanding Shares are validly issued, fully paid and non-assessable.

2.                  The Warrants are legal, valid and binding obligations of the Company.

3.                  The Warrant Shares, when issued, delivered and paid for pursuant to and in accordance with terms of, as applicable, that certain Warrant Agreement by and between Continental Stock Transfer & Trust Company and GP Investments Acquisition Corp., dated as of May 19, 2015, that certain Sponsor Warrants Purchase Agreement by and between GP Investments Acquisition Corp. and GPIC, Ltd., dated as of May 19, 2015, or that certain Warrant Consent and Conversion Agreement by and among CB Agent Services LLC, GP Investments Acquisition Corp. and the Company, dated as of May 16, 2017, will be validly issued, fully paid and non-assessable.

4.                  The Conversion Shares, when issued and delivered upon conversion of the Series A Preferred Stock or Convertible Notes pursuant to and in accordance with the Securities Purchase Agreement by and among the Company and the investors identified on the signature pages thereto, dated as of June 18, 2018, the Company’s Certificate of Designations of 13.00% Series A Redeemable Convertible Preferred Stock and, as applicable, the Convertible Notes, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

November 9, 2018

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law and the United States of America. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the laws of the United States of America and the laws of the State of Delaware, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any agreement to submit to the jurisdiction of any Federal court; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP